EXHIBIT 10.58

Merix Corporation
Corporate Headquarters
15725 SW Greystone Ct., Suite 200
Beaverton, OR 97006
503.716.3700
503.716.3809

Date

Name

Address

City, State, zip

Dear                 :

It is with great pleasure that I write to present our offer of employment to you for the position of VP of                              with Merix Corporation, contingent on satisfactory completion of section 6—Drug Test/Immigration Reform Act/Background & Credit Checking. In this position you would report to the Chief Executive Officer, Michael Burger. I anticipate your starting date of work with Merix to be mutually agreed upon but expect you to begin work not later than                     . The Merix executive management team is looking forward to working with you.

The following is a summary of the benefits and terms relating to this offer.

1.	Compensation: Your compensation will consist of a base salary, payable biweekly, at the annual rate of $ . You will also be eligible for an annual incentive. The incentive plan would provide cash payment opportunities contingent upon attainment of pre-established performance targets. The incentive would be based on performance targets to be mutually agreed upon by the CEO and you, and approved by the Board of Directors as part of the Merix annual operating plan. Your targeted bonus percentage will be a 50% leverage of base salary.

You will also receive a guaranteed start date bonus of $                     (gross). You will be required to repay the start date bonus if you voluntarily terminate your employment within the first year of employment.

2.	You would be eligible to participate in Merix’s benefits programs including group health and disability insurance, life insurance, a company 401(k) plan and flexible time off. You would be eligible to participate in the 401(k) plan beginning on your starting date with Merix including a company contribution match of 100% of the first 3% of employee contribution (within federal maximums). There is 4 year vesting required for the Merix matching contributions. In addition you will be eligible to participate in any benefits or special programs provided now or in the future to the senior executives of the company.

3.	Stock: Subject to your acceptance of this offer and subsequent approval of the Merix Board you would receive stock as indicated below:

a. You would receive a non-qualified stock option to purchase                         _ shares of Merix common stock pursuant to the Merix Stock Incentive Plan. Subject to the provisions of the plan, including the requirement of your continued employment, one-fourth of the options would vest and become exercisable at the end of each of the first four years following the effective date of the grant.

b. You will also be granted                              shares of restricted stock. The restricted shares will vest according to the same schedule as outlined above.

c. The exercise price of these options will be equal to the closing stock price as listed on NASDAQ on the later of your hire date or the grant approval date.

4.	As the Merix VP of , you will receive an Executive Severance and Non-Compete Agreement as well as an Indemnity Agreement.

5.	Relocation assistance is provided for your benefit in connection with your employment with Merix. You will be required to repay relocation expenses incurred by Merix if you voluntarily terminate your employment with Merix within the first two years of employment.

Upon the return of the signed documents referenced below, you will be contacted by United Van Lines to discuss your relocation benefits and coordinate the details of your move.

Also note that you may be subject to some tax liability as a result of reimbursements made to you under this relocation program. Current tax regulations require employees to report reimbursements as gross income on their federal tax return. A tax deduction may be allowed for some of the reimbursement expenses.

Merix will provide the following relocation benefits to assist you in your move to the Portland metro area and will be available to you for up to one year from your hire date:

Travel to New Location:

Merix will provide air travel for you and your family for the relocation to the Portland metro area. Travel arrangements must be coordinated through the Merix Human Resources Department or you may choose to travel by personal car and receive mileage reimbursement.

Moving of Household Goods:

United Van Lines will arrange for the packing and moving of your normal household goods from your old location to your new location. Merix will pay for up to 60 days storage in the new location.

Temporary Living:

Merix will provide temporary housing at the new location for up to 60 days

Relocation Bonus

Merix will provide $2,000 to help defray expenses incurred during the relocation process not specifically covered in the policy. This will be paid upon the first complete pay cycle with Merix. You will be asked to repay this bonus if you voluntarily terminate your employment with Merix within the first two years of employment.

6.	Drug Test/Immigration Reform Act/Background & Credit Checking

Merix requires applicants to pass approved pre-employment drug testing within 2 business days of job acceptance, verbal or written (which ever comes first). This contingent offer requires successful completion of our pre-employment drug testing program.

Merix complies with the Immigration Reform and Control Act of 1985 which requires all new employees to provide documentation of their legal right to work in the United States. Enclosed for your information is a copy of the Employment Eligibility Form (I-9), which references the types of documents that are legally acceptable. You must bring the appropriate documents with you on your first day of employment to complete the hiring process.

Merix also exercises its right to perform background and credit checks on potential employees as part of the pre-employment process.

7.	Confidentiality/Arbitration

The Merix Employee Agreement and Confidentiality Agreement referring to the nondisclosure of company confidential information and ownership of inventions and the Mutual Agreement to Arbitrate Claims have been enclosed in this package. Merix requires that all employees sign this document.

Merix is an at-will employer and your employment with us will in all cases be at-will employment. What “at-will” means is that you have the right to resign your employment at any time, with or without cause and with or without notice, although advance notice is certainly appreciated by the company. Similarly, Merix also has a right to terminate the employment relationship with you at any time, with or without cause and with or without notice.

I will contact you immediately if you do not successfully meet pre-employment requirements. To acknowledge your acceptance of this contingent offer, please sign the original of this letter in the space provided and return it to me with the Merix Employment Agreement, Confidentiality Agreement and the Mutual Agreement to Arbitrate Claims.

This offer is valid until 5:00 p.m. PDT on Friday, (date)                         . Should you have questions concerning any part of this offer letter, please call me at (503) 716-3649 – office or (408) 858-4522 – cell.

Congratulations and we look forward to welcoming you to Merix.

Sincerely,

Linda V. Moore

EVP HR and General Counsel

Enclosures:	Employment Agreement
Mutual Agreement to Arbitrate Claims
Form I-9 List of Documents
Confidentiality/Inventions/Non-Disclosure/Non-Solicitation Agreement

cc.	Michael Burger

I accept Merix’ offer of employment under the terms outlined in this letter.

Name	Date
I acknowledge that this applicant successfully met pre-employment requirements.

Merix Representative	Title	Date